Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

CHRISTOPHER & BANKS CORPORATION

AND

LORNA NAGLER

THIS AGREEMENT is effective when fully executed by the parties, by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Lorna Nagler (“Executive”).

ARTICLE 1

EMPLOYMENT

1.1                                 Commencing as of August 31, 2007, the Corporation hereby employs Executive, and Executive agrees to be employed by the Corporation as its President and Chief Executive Officer (“CEO”).  Further, the Board of Directors of the Corporation shall at its October 2007 Board Meeting vote to add Executive as a voting member of the Board of Directors.

ARTICLE 2

TERM

2.1                                 The term of this Agreement shall be the period commencing on August 31, 2007 and ending when terminated as hereinafter provided in Articles 12 or 13.

ARTICLE 3

DUTIES

3.1                                 Executive agrees to perform such duties as are customarily incident to her position as CEO and as are assigned to her from time to time by the Board of Directors of the Corporation.  Executive agrees to devote her full business time and effort, to the best of her ability, to carry out her duties as an Executive of the Corporation for the profit, benefit and advantage of the business of the Corporation.  Executive shall report directly to the Board of Directors.

ARTICLE 4

COMPENSATION AND BENEFITS

4.1                                 The Corporation agrees to pay Executive an annualized base salary, less required and authorized deductions and withholding, as follows:

Annualized amount

The remainder of Fiscal Year 2008	$800,000
Fiscal Year 2009	$850,000
Fiscal Year 2010	$850,000

If this Agreement remains in effect after the close of fiscal year 2010, for each fiscal year thereafter, Executive’s base salary shall be reviewed and adjustments, if any, shall be determined by the Board of Directors in its sole discretion; however, such base salary cannot be reduced below $850,000 or the Executive’s base salary for fiscal year 2010, whichever is higher.  Executive’s base salary shall be payable at the same intervals as the Corporation pays other executives.

4.2                                 As of the effective date of this Agreement the Corporation shall grant to Executive non-qualified stock options covering 98,700 shares, vesting in equal installments over three years starting one year from Executive’s first date of employment.  The exercise price of the stock options will be the closing price of the Corporation’s Common Stock on the New York Stock Exchange on Executive’s first date of employment.  On the date of the Corporation’s first board meeting in 2008, the Corporation shall grant to Executive non-qualified stock options covering 1,300 shares, vesting to the extent of 434 shares on the first anniversary of the Executive’s first date of employment with an additional 433 shares vesting on each of the second and third anniversaries of the first date of employment.  The exercise price of such stock options will be the closing price of the Corporation’s Common Stock on the New York Stock Exchange on date of the first board meeting in 2008.  The options will be granted under the Corporation’s 2005 Stock Incentive Plan, and will be subject to Option Agreements.

4.3                                 As of the effective date of this Agreement the Corporation shall grant to Executive 40,000 shares of its Common Stock as a restricted stock grant and, provided Executive continues to be employed by the Corporation as its Chief Executive Officer and has not given any notice of resignation before or on such dates, on each of May 31, 2008, 2009, 2010 and 2011, the Corporation shall grant to Executive additional restricted stock grants of 40,000 shares of the Corporation’s Common Stock.  The restricted stock will be granted under the Corporation’s 2005 Stock Incentive Plan, and will be subject to Restricted Stock Agreements.  The first grant of 40,000 shares will be subject to a Restricted Stock Agreement entered into by Executive concurrently with this Employment Agreement.  The subsequent annual grants of 40,000 shares will be subject to Restricted Stock Agreements to be entered into on the date of grant, each of which shall have risks of forfeiture as described in Exhibit A to this Agreement.

4.4                                 Provided Executive remains employed by the Corporation through February 28, 2008, the Corporation will pay Executive a guaranteed bonus of $250,000, less required and authorized withholding and deductions, for Fiscal Year 2008.  Thereafter, provided Executive remains employed by the Corporation the entire fiscal year, Executive shall be eligible to earn an annual bonus each fiscal year of up to 100% of her then-current base salary in accordance with the Corporation’s senior executive incentive plan as in effect and approved by the Board of Directors from time to time.  The bonus is earned at the close of the fiscal year and will be paid to Executive regardless of whether she is employed on the date the bonus is actually paid. Notwithstanding anything herein to the contrary,  if Executive’s employment terminates for any reason other than termination with Cause or resignation without Good Reason, she will be eligible to earn the annual bonus for the fiscal year of her termination pro rata for the number of months she was employed during the fiscal year.  If a bonus is earned, it will be paid to Executive between March 1 and May 15 following the close of the fiscal year.

4.5                                 Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the various other employee benefit plans and programs applicable to senior executives of the Corporation including, but not limited to, medical insurance, disability insurance and other benefits.  In addition, Executive shall be eligible for the Corporation’s short and long term disability benefit plan on August 31, 2007, and, if for any reason Executive can not be covered by that plan on that date, the Corporation will provide comparable long and short term disability coverage to Executive until she is eligible to participate in the plan.  Further, the Corporation will pay to Executive her current COBRA premium for the period prior to Executive becoming eligible for the Corporation’s health insurance plan, and that amount will be the amount of her then current COBRA payment, grossed up for tax purposes.

4.6                                 The Corporation shall pay to Executive a car allowance of $1,250 per month.

4.7                                 Executive shall be entitled during each full calendar year in which this Agreement remains in effect to four (4) weeks (20 business days) of paid vacation time, and a pro rata portion thereof for any partial calendar year of employment.  Any vacation time not used during any such calendar year may not be carried forward to any succeeding calendar year and shall be forfeited.  Employee shall not be entitled to receive any payment in cash for vacation time remaining unused at the end of any year.  At separation from employment, the Corporation will pay Executive for any unused vacation in the year of such separation, prorated from January 1 to Executive’s last day of employment.

4.8                                 The Corporation will reimburse Executive for all reasonable and documented business expenses in accordance with its expense reimbursement policy, including, without limitation, Executive’s travel-related expenses for Executive’s travel from Ohio to Plymouth, Minnesota prior to her establishing a personal residence in the Minneapolis-St. Paul area.

4.9.                              The Executive agrees that she will establish a personal residence in the Minneapolis-St. Paul area within 12 months of her commencement of employment with the Corporation.  The Corporation will: (1) pay for Executives’ coach round-trip airfare, lodging and car rental while on house-hunting trips to the Minneapolis-St. Paul area; (2) pay for and arrange the pack and move of Executive’s household goods through one of its preferred carriers; (3) pay for the transport of up to two of Executive’s personal vehicles from Powell, Ohio to the Minneapolis-St. Paul area; (4) pay up to $5,000 per month for up to twelve (12) months of temporary living expenses in corporate housing/apartment while Executive secures a permanent place of residence in the Minneapolis-St. Paul area; (5) in the event that Executive purchases a residence in the Minneapolis-St. Paul area before the end of her first twelve (12) months of employment but has not yet sold her home in Powell, Ohio during such time period, reimburse Executive for her mortgage payments on the Powell, Ohio residence up to $5,000 per month until the earlier of the sale of her Powell, Ohio residence or the end of such twelve (12) month period; (6) reimburse Executive for a maximum of 6% realtor fees associated with the sale of her residence in Powell, Ohio; (7) reimburse Executive for her closing costs in connection with her purchase of a home in the Minneapolis-St. Paul area; and (8) to protect Executive against a potential loss on the sale of her home in Powell, Ohio, pay Executive an amount equal to the difference, if any, between Executive’s purchase price of her home in Powell, Ohio and the average of three appraisals of current market value conducted by real estate experts for such home, up to $200,000.  The Corporation shall also pay or reimburse Executive, as the case may be, a tax gross up of the foregoing items to the extent that such items are included in the Executive’s taxable income or are nondeductible for federal income tax purposes by the Executive.

If Executive’s employment should terminate for any reason other than termination with Cause or resignation without Good Reason, any reimbursements under this section not yet made shall be made to or on behalf of Executive and all payments under this section shall be made to or on behalf of Executive in accordance with this section for the balance of the twelve month period, including, but not limited to, the monthly allowance, the reimbursement of realtor fees, closing costs and sale differential.

4.10                           In addition to any other rights as set forth in this Agreement, upon termination of Executive’s employment, regardless of the reason, Executive shall be entitled to receive the accrued but unpaid portion of Executive’s salary through the date of termination, any accrued but unused vacation balance through the date of termination, any properly incurred and submitted unpaid expenses, and benefits that are vested as of the date of termination.

ARTICLE 5

LIFE AND LONG-TERM CARE INSURANCE

5.1                                 The Corporation, at its own expense, shall provide life insurance coverage on Executive’s life in accordance with this section.  The Corporation will use its best efforts to establish such coverage as soon as possible following August 31, 2007.   The death benefit shall be in the amount of $2,500,000, $1,000,000 in the form of whole life insurance, $1,000,000 in the form of term life insurance, and $500,000 in the form of either whole life insurance or term life insurance as mutually agreed by the parties.  The Executive will be the owner of both policies.  The death benefit shall be payable to a beneficiary designated solely by Executive.  In addition, the Executive will be eligible to participate in the Corporation’s Life Insurance and Supplemental Life Insurance benefit applicable to senior executives of the Corporation, subject to the terms and conditions of such plans and programs.  The Corporation shall have the right at its own expense and for its own benefit to purchase additional insurance on Executive’s life, and Executive shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier’s requirements.

5.2                                 The Corporation shall have the right to maintain a term life insurance policy in the amount of $2,000,000 on Executive’s life, naming the Corporation as beneficiary.

5.3                                 Executive shall be entitled to “long-term care insurance,” which insurance shall be provided at the expense of the Corporation in accordance with this section.  The Corporation will use its best efforts to establish such insurance as soon as possible following August 31, 2007.  The annual premiums for such insurance will be paid by the Corporation during Executive’s employment based upon a ten-year paid schedule.

ARTICLE 6

DEFINITIONS

6.1                                 “Cause” shall mean a determination that the Executive (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony under Federal or state law, (ii) has engaged in willful gross misconduct in the performance of the Executive’s duties to the Corporation or an Affiliate or (iii) has committed a material breach of this Agreement.  If Executive is a member of the Board of Directors, she shall neither vote on any such determination of “Cause,” nor shall she be counted for purposes of determining a majority of the directors with respect to any such determination.  Provided further that in connection with an event described in Section 6.1(ii) or (iii) above, Executive shall first have received a written notice from the Corporation which sets forth in reasonable detail the manner in which Executive has materially failed to perform her job duties or materially breached this Agreement, and Executive shall have a period of ten (10) business days to cure the same, but the Corporation shall neither be required to give written notice of, nor shall Executive have a period to cure, the same or any similar failure which was the subject of an earlier written notice to Executive hereunder.

6.2                                 A “Change in Control” shall be deemed to have occurred upon:

(i) the occurrence of (A) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or l4(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a percentage of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) (but excluding (1) any acquisition directly from the Corporation (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Corporation), (2) any acquisition by the Corporation or an Affiliate and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate) (an “Acquisition”) that is thirty percent (30%) or more of the Corporation Voting Securities;

(ii) at any time during a period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, Disability or voluntary retirement) to constitute a majority thereof;

(iii) an Acquisition that is fifty percent (50%) or more of the Corporation Voting Securities;

(iv) the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Corporation is the surviving Corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Corporation Voting Securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power of the Corporation Voting Securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(v) the sale or other disposition of all or substantially all of the assets of the Corporation;

(vi) the approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation; or

(vii) the occurrence of any transaction or event, or series of transactions or events, designated by the Board in a duly adopted resolution as representing a change in the effective control of the business and affairs of the Corporation, effective as of the date specified in any such resolution.

6.3                                 “Confidential Information” means any information that is not generally known, including trade secrets, outside the Corporation and that is proprietary to the Corporation, relating to any phase of the Corporation’s existing or reasonably foreseeable business which is disclosed to Executive during Executive’s employment by the Corporation including information conceived, discovered or developed by Executive.

Confidential Information includes, but is not limited to, business plans; financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; marketing materials and plans; proposals; supplier information; customer information; software codes and computer programs; customer lists; project lists; project files; training manuals; policies and procedures manuals; health and safety manuals; target lists for new stores and information relating to potential new store locations; price information and cost information; administrative techniques or documents or information that is designated by the Corporation as “Confidential” or similarly designated.

6.4                                 A “Competitor” means The Cato Corporation, Talbots, Inc., Chico’s FAS, Inc., Coldwater Creek, Inc., Dress Barn Inc., United Retail Group, Inc and Ann Taylor.  This list may be amended by mutual written agreement of the parties.  “Competitor” shall also include all divisions and subsidiaries of the stores identified in this Section 6.4, as may be amended by the parties.

6.5                                 “Fiscal year” means March 1 of one year until February 28 of the following year; for example, the 2008 fiscal year for the Corporation runs from March 1, 2007 to February 28, 2008.

6.6                                 “Good Reason” means a resignation of employment by the Executive within sixty (60) days following the occurrence of any one or more of the following events without the Executive’s written consent (i) any reduction in Executive’s position, title or base compensation,  (ii) a requirement that the Executive’s location of employment be relocated by more than fifty (50) miles from her then-current location of employment, or (iii) the Corporation’s material breach of this Agreement.   A Good Reason resignation shall be communicated by written notice to the Corporation, and shall be deemed to occur on the date such notice is delivered to the Corporation, unless the circumstances giving rise to the Good Reason resignation are cured within ten (10) business days of the Corporation’s receipt of such notice.

ARTICLE 7

NONCOMPETITION AND NONSOLICITATION

7.1                                 During Executive’s employment, Executive will not plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by the Corporation or conspire with others to do so.

7.2                                 During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not, without the written permission of the Corporation, directly or indirectly (i) engage in activities with or provide services to a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 5% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant or employee of, or participate in the management of, any Competitor.

7.3                                 During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not, directly or indirectly, solicit, entice, or induce (or attempt to do so) any employee of the Corporation to be employed by any other party or to terminate such employee’s employment with the Corporation.  This Section 7.3 shall apply to then-current employees and employees employed by the Corporation at the time of the Executive’s termination.

7.4                                 During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not, directly or indirectly, engage (or attempt to do so, directly or indirectly) any vendor of the Corporation on behalf of a Competitor or encourage or induce any vendor of the Corporation to curtail or cease its relationship with the Corporation.  This Section 7.4 shall apply to then-current vendors and any vendor who was a vendor of the Corporation at any time in the one-year period immediately prior to Executive’s termination date.

ARTICLE 8

CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

8.1                                 Unless authorized in writing by the Corporation, Executive will not directly or indirectly divulge, either during or after the term of her employment, or until such information becomes generally known, to any person not authorized by the Corporation to receive or use it any Confidential Information for any purpose whatsoever.

8.2                                 All documents or other tangible property relating in any way to the business of the Corporation which are conceived by Executive or come into her possession during her employment shall be and remain the exclusive property of the Corporation and Executive agrees to return all such documents and tangible property to the Corporation upon termination of her employment or at such earlier time as the Corporation may request of Executive.

ARTICLE 9

INVENTIONS AND COPYRIGHT

9.1                           Executive hereby irrevocably assigns to the Corporation and its successors, assigns, and legal representatives:

i)                                  Except as provided by any statutory notice provided herewith, the entire right, title and interest to all Inventions;

“Inventions”, as used herein, means all inventions conceived or made or reduced to practice in whole or in part by Executive during employment by the Corporation, including discoveries, improvements, designs, processes, techniques, equipment, trademarks, and ideas (whether patentable or not and including, without limitation, those that might be copyrightable).

ii)                                  The entire right, title and interest to any United States or foreign Letters Patents which may issue or that has issued with respect to Inventions;

iii)                               The entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations-in-part, or divisions that may be filed with respect to the Inventions, applications, and patents;

iv)                              The right to apply for Letters Patents in foreign countries in its own name and to claim any priority rights to which such foreign applications are entitled under international conventions, treaties or otherwise; and

v)                                     The right to sue for past, present, and future infringement of such Inventions and Letters Patent.

Executive further agrees to provide written disclosure of all Inventions to the Corporation, even if a particular Invention is not assigned according to terms of any statutory notice provided herewith.  Executive hereby authorizes and request the Commissioner of Patents and Trademarks to issue to the Corporation any Letters Patents which may be granted in accordance with this Assignment.  This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of the Corporation or (b) to the Corporation’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Corporation.

9.2                                 Executive hereby acknowledges and agrees that, to the extent any work performed by Executive for the Corporation gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, software, source code, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Corporation.  To the extent that title to any Work may not, by operation of law, vest in the Corporation or such Work may not be considered work made for hire for the Corporation, all rights, title and interest therein were assigned and are hereby irrevocably assigned to the Corporation, including but not limited to the right to sue for past, present, and future infringement of any Work.  All such Work shall belong exclusively to the Corporation, with the Corporation having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  To the extent that title to any Work may not be assigned to the Corporation, Executive hereby grants the Corporation a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.  Executive agrees to execute and deliver without further consideration such documents and to perform such other lawful acts as the Corporation, its successors and assigns may deem necessary to fully secure the Corporation’s rights, title or interest in all Works and Inventions as set forth in this Agreement.

ARTICLE 10

JUDICIAL CONSTRUCTION AND SEVERABILITY

10.1                           Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 7, 8 and 9 of this Agreement, are fair and reasonable, and necessary to protect the Corporation’s legitimate business interests.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.  If the invalid part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

ARTICLE 11

RIGHT TO INJUNCTIVE RELIEF

11.1                           Executive acknowledges that a breach by Executive of any of the terms of Articles 7, 8 or 9 of this Agreement will render irreparable harm to the Corporation.  Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

ARTICLE 12

CHANGE OF CONTROL

12.1                           If Executive’s employment is terminated by the Corporation or its successor without Cause or by the Executive by resignation with Good Reason upon or within twelve (12) months following a Change in Control, all restricted stock held by Executive shall vest immediately for the benefit of Executive, and the Board of Directors will use its reasonable efforts to register such shares under the Securities Act of 1933, as amended, if necessary.

12.2                           If Executive’s employment is terminated by the Corporation or its successor without Cause or by the Executive by resignation with Good Reason upon or within twelve (12) months following a Change in Control, Executive shall be entitled to receive from the Corporation or its successor (A) a lump sum payment equivalent to one (1) year of her then-current base salary, (B) provided Executive is eligible for and timely elects COBRA coverage, payment of Executive’s COBRA premiums for a period not to exceed twelve (12) months and that amount will be the amount of her then current COBRA payment, grossed up for tax purposes, and (C) any other compensation and benefits owed at termination of employment pursuant to Article 4.  This payment shall be made by the Corporation or its successor within sixty (60) business days following Executive’s termination date, subject to the application of Code Section 409A as set forth in Section 13.1 of this Employment Agreement.  This payment shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Section 13.1 of this Employment Agreement.  Executive shall be entitled to the payment set forth in this Section 12.2 only if she is in compliance with Articles 7, 8 and 9 of this Agreement and first executes, returns, does not rescind and complies with a release of claims agreement in favor of the Corporation or its successor in a form substantially similar to the document attached hereto as Exhibit B.

12.3                           In the event any Change of Control Benefit, as defined below, payable to Executive would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment).  Such additional cash payment shall be made within sixty (60) days following the effective date of the Change of Control, subject to the application of Code Section 409A as set forth in Section 13.1 of this Agreement.  For purposes of this Section 12.3, a “Change of Control Benefit” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

ARTICLE 13

TERMINATION

13.1                           Notwithstanding anything herein to the contrary, the Corporation may terminate the employment of Executive at any time without Cause by written notice of termination of employment to Executive.  Further, the Executive may terminate her employment at any time with Good Reason.

In the event that the Corporation terminates the employment of Executive without Cause or the Executive resigns her employment with the Corporation with Good Reason, Executive shall receive (A) severance payments equal to her then-current base salary (i) from the date of termination until August 31, 2010 or (ii) for a period of twelve (12) months, whichever period of time is greater, (B) provided Executive is eligible for and timely elects COBRA coverage, payment of Executive’s COBRA premiums for a period equivalent to the applicable severance period but not to exceed eighteen (18) months and that amount will be the amount of her then current COBRA payment, grossed up for tax purposes, and (C) any other compensation and benefits owed at termination of employment pursuant to Article 4.  If, however, following the three month anniversary of her termination date, Executive has already secured or secures other employment, self employment or a consulting position, the remaining severance amount payable to or on behalf of Executive by the Corporation shall be offset and reduced by such other cash compensation Executive earns through such other employment or consulting arrangements during the severance period hereunder.  Executive agrees to immediately notify the Corporation of the amount of compensation earned by her through other employment, self-employment or consulting during the severance period hereunder, following the three month anniversary of her termination date.  Severance pay due to Executive hereunder will be made over time in accordance with the Corporation’s regular payroll schedule after expiration of any applicable rescission periods, subject to the application of Code Section 409A as set forth below.  Executive shall be entitled to the severance pay and benefits set forth in this Section 13.1 only if she is in compliance with Articles 7, 8 and 9 of this Agreement and first executes, returns, does not rescind and complies with a release of claims agreement in favor of the Corporation in a form substantially similar to the document attached hereto as Exhibit B.

Except as provided in Article 12 and this Section 13.1, all compensation and benefits, including the vesting of outstanding restricted stock, provided to Executive under this Agreement shall immediately cease upon her termination, subject to applicable employment laws and regulations.

Notwithstanding the foregoing, if the severance payments described in this Section 13.1 or the change of control payments described in Section 12.2 are subject to the requirements of Code Section 409A and the Corporation determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the termination, such payments shall not be paid or commence earlier than the date that is six months after the termination, but shall be paid or commence during the calendar year following the year in which the termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

Notwithstanding anything herein to the contrary, this Section 13.1 shall not apply if Executive’s employment is terminated by the Corporation or its successor without Cause, or Executive resigns her employment for Good Reason, upon or within twelve (12) months following a Change in Control.  In such case, Section 12 of this Agreement shall control.

13.2                           The Corporation may terminate Executive’s employment at any time for Cause, and the

Executive may resign her employment without Good Reason; provided, however, that in the event of Executive’s resignation without Good Reason, she must provide at least ninety (90) calendar days advance written notice of resignation of employment to the Corporation.  All compensation and benefits provided to Executive under this Agreement shall immediately cease upon her termination or resignation under this Section 13.2 (including, but not limited to, bonus eligibility), subject to applicable employment laws and regulations, except Executive shall receive any compensation and benefits owed at termination of employment pursuant to Article 4.

13.3                           This Agreement will terminate upon Executive’s death or upon Executive’s disability that prevents her from performing her essential job functions under this Agreement, with or without reasonable accommodation, for a continuous period of 180 calendar days or for periods aggregating 180 calendar days in any eighteen (18) month period.  At such time all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations, except, (A) if termination is due to disability and provided Executive is eligible for and timely elects COBRA coverage, the Corporation will pay Executive’s COBRA premiums for a period of eighteen (18) months and that amount will be the amount of her then current COBRA payment, grossed up for tax purposes, and (B) if termination is due to death or disability the Executive will be entitled to receive any other compensation and benefits owed at termination of employment pursuant to Article 4.

ARTICLE 14

INDEMNIFICATION

14.1                           Executive as a director, officer, agent, and employee of the Corporation, shall be entitled to all the protection from liability and all the rights to indemnification provided by Minnesota law and any other applicable state or federal law, whether statutory or common law, to current and former directors, officers, agents, or employees of the Corporation, and shall be entitled to protection from liability and to indemnification afforded by applicable Corporation by-laws, resolutions, and/or insurance for current and former directors, officers, agents and/or employees.

ARTICLE 15

ASSIGNMENT

15.1                           Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.  The terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

15.2                           This Agreement inures to the benefit of Executive’s legal representative, executor, administrator, or heirs.  In the event of Executive’s death prior to payment of any amounts earned and due under this Agreement to Executive (excluding any severance payments and COBRA benefits under Articles 12 or 13 of this Agreement), such payments shall be made to Executive’s spouse, or is she is not survived by her spouse, then to her estate.

ARTICLE 16

FAILURE TO DEMAND PERFORMANCE AND WAIVER

16.1                           Either parties failure to demand strict performance and compliance with any part of this Agreement during Executive’s employment or thereafter shall not be deemed to be a waiver of such party’s rights under this Agreement or by operation of law.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 17

GOVERNING LAW AND VENUE

17.1                           The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.  The parties agree that the exclusive venue for any litigation commenced by the Corporation or the Executive relating to this Agreement or Executive’s employment shall be the state courts located in Hennepin County, Minnesota and the United States District Court, District of Minnesota in Hennepin County, Minnesota.  The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

ARTICLE 18

SURVIVAL

18.1                           The parties agree that Articles 7, 8 and 9 of this Agreement, and those provisions necessary for the enforcement of Articles 7, 8 and 9 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.  The parties further agree that both parties shall retain the right to enforce any rights or claims for breach of this Agreement during its term or for breach of any provisions required to be performed by the Executive or the Corporation or its successor(s) after its term and such rights shall survive termination of this Agreement and termination of Executive’s employment for any reason.

ARTICLE 19

UNDERSTANDINGS

19.1                           Executive hereby acknowledges that (a) the Corporation informed her, prior to her accepting employment with the Corporation under the terms and conditions set forth in this Agreement, that the restrictive covenants contained in Articles 7, 8 and 9 of this Agreement would be required as part of the terms and conditions of her employment with the Corporation under this Agreement; (b) her employment with the Corporation under this Agreement constitutes good and valuable consideration in exchange for the restrictive covenants contained in Articles 7, 8 and 9 of this Agreement, (c) she has carefully considered the restrictions contained in this Agreement and determined that they are fair and reasonable, and necessary to protect the Corporation’s legitimate business interests; and (d) the restrictions in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of her termination from the Corporation.

19.2                           By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited, Executive’s actual or potential future employers) of Articles 7, 8 and 9 of this Agreement, and those provisions necessary for the enforcement of Articles 7, 8 and 9 of this Agreement, and Executive’s responsibilities thereunder.

19.3                           Executive represents and warrants to the Corporation that she has provided to the Corporation a true and correct copy of her Covenant Not to Compete and Covenant Not to Solicit with Charming Shoppes, Inc. made and entered into on July 25, 2007.  It has been determined in good faith that such Covenants do not prevent, limit, or impair in any way the performance by Executive of her obligations hereunder.  Executive further represents and warrants to the Corporation that she is not under, or bound to be under in the future, any other obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by her of her obligations hereunder.

19.4                           If Executive possesses any information that she knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

19.5                           All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when delivered by an express delivery service or courier service to the address listed below, or three (3) business days after it is mailed, certified, return receipt requested, postage prepaid:

If to Executive, addressed to:

Lorna Nagler

2190 Strathshire Hall Lane

Powell, Ohio 43065

If to the Corporation, addressed to:

Larry Barenbaum

Chair of Board of Directors

Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, MN  55441

Any party hereto may, from time to time, by written notice to the other party, designate a different address, or in the case of the Corporation a different Board Chair, which shall be substituted for the one specified above for such party.

ARTICLE 20

ENTIRE AGREEMENT

20.1                           The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Corporation and Executive, whether written or oral, including, without limitation, Larry Barenbaum’s letters to Executive dated August 1, 2007 and August 14, 2007.  The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by the parties.  Notwithstanding anything in this Agreement to the contrary, the Corporation expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

ARTICLE 21

COUNTERPARTS

21.1                           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart (including signatures transmitted by facsimile) shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed her name, all as of the day and year first above written.

CHRISTOPHER & BANKS CORPORATION

Date:	8/30/07	By:	/s/ Larry Barenbaum
Larry Barenbaum
Chairman of the Board

EXECUTIVE
Date:	8/30/07	/s/ Lorna Nagler
Lorna Nagler

EXHIBIT A

Your employment agreement provides for the future grant of 40,000 shares of Restricted Stock on each of May 31, 2008, 2009, 2010 and 2011 which grants shall each be subject to a risk of forfeiture that shall lapse for each grant on the date that is one year after the date of that grant (the grant “anniversary date”) provided that (i) you have been continuously employed by the Company through such anniversary date and have not given any notice of resignation before or on that date and (ii) the Company has satisfied certain performance conditions for the fiscal year in which the grant was made, as described below (these are consistent with those set forth in the restricted stock agreements of other executives) or such alternative performance criteria that you and the Company mutually agree upon.

Unless alternative conditions are agreed upon, which shall then control, the lapse of the risk of forfeiture for each annual grant of restricted stock shall be subject to the following performance conditions: (i) the Operating Income (as defined below) for the fiscal year in which the grant was made must be greater than the Operating Income in the prior fiscal year; and (ii) the Operating Income for the fiscal year in which the grant was made is equal to or greater than the Operating Income set forth in the budget for such fiscal year approved by the Board of Directors before or shortly after the beginning of such fiscal year (the “Budgeted Operating Income”).  For purposes of this offer, Operating Income shall mean income before interest and taxes determined in accordance with U.S. generally accepted accounting principles (“GAAP”) but prior to accruing expense for any award hereunder and excluding the impact (whether positive or negative) thereon of any change in accounting standards or extraordinary item as defined by GAAP.  In addition to the foregoing, the risk of forfeiture shall lapse for the following portion of each annual 40,000 share grant on the first anniversary of such grant if condition (i) above is satisfied, and regarding condition (ii), the Operating Income for the fiscal year in which the grant was made is at least 95% of the Budgeted Operating Income.  At 95% of Budgeted Operating Income the risk of forfeiture shall lapse with respect to 50% of the available shares under the grant (20,000 shares) and the number of shares will increase by an additional .10% of the eligible shares for each basis point over 95%, such that the risk of forfeiture shall lapse for 100% of the eligible shares (or 40,000 shares) at 100% of the Budgeted Operating Income.

In the event the Company modifies the performance conditions described above for any other executive officer of the Company in a manner favorable to such executive officer, the Company will modify your agreement in the same manner.

EXHIBIT B

RELEASE OF CLAIMS

I, Lorna Nagler, agree as follows:

1.                                       Release of Claims.  Specifically in consideration of the severance pay and benefits described in my Executive Employment Agreement, to which I would not otherwise be entitled, by signing this Release of Claims, I, for myself and anyone who has or obtains legal rights or claims through me, agree to the following:

a.                                       I hereby release, agree not to sue, and forever discharge Christopher & Banks (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with my employment with Christopher & Banks, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of my signing this Release of Claims.

b.                                      This release includes, without limiting the generality of the foregoing, any claims I may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, severance benefits, employee benefits (except those listed in Section 1(d)), defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, Minn. Stat. § 181.932, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status or any other protected class, or sexual or other harassment.  I hereby waive any and all relief not provided for in the Executive Employment Agreement.  I understand and agree that, by signing this Release of Claims, I waive and release any past, present, or future claim to employment with Christopher & Banks.

c.                                       If I file, or have filed on my behalf, a charge, complaint, or action, I agree that the payments and benefits described in my Executive Employment Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and I waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.                                      I am not, by signing this Release of Claims, releasing or waiving (1) any vested interest I may have in any 401(k) or profit sharing plan by virtue of my employment with Christopher & Banks, (2) any rights or claims that may arise after this Release of Claims is signed, (3) the post-employment payments and benefits specifically promised to me under the Executive Employment Agreement, (4) the right to institute legal action for the purpose of enforcing all of the provisions of the Executive Employment Agreement, (5) my rights to indemnification and/or insurance for my acts or omissions that occurred within the scope of my employment with Christopher & Banks, (6) any rights I may have under state unemployment compensation benefits law, (7) any rights I may have under workers compensation benefits laws, or (8) the right to file a charge of discrimination with a governmental agency, although, as noted above, I agree that I will not be able to recover any award of money or damages if I file such a charge or have a charge filed on my behalf.

e.                                       Christopher & Banks, as used in this Release of Claims, shall mean Christopher & Banks Corporation, Christopher & Banks, Inc., and its and their subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

2.                                       Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period.  By signing this Release of Claims, I acknowledge and agree that Christopher & Banks has informed me by this Release of Claims that (1) I have the right to consult with an attorney of my choice prior to signing this Release of Claims, and (2) I am entitled to twenty-one (21) calendar days from the receipt of this Release of Claims to consider whether the terms are acceptable to me.  Christopher & Banks encourages me to use the full 21-day period to consider this Release of Claims but I have the right, if I choose, to sign this Release of Claims prior to the expiration of the twenty-one (21) day period.

3.                                       Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  Christopher & Banks hereby notifies me of my right to rescind the release of claims contained in this Release of Claims with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of my signing this Release of Claims, and with regard to my rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of my signing this Release of Claims.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must (a) be in writing; (b) delivered to [name], [title], Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, MN 55441 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to [name], as set forth above, and sent by certified mail, return receipt requested.  This Release of Claims will be effective upon the expiration of the 15-day period without rescission.  I understand that if I rescind any part of this Release of Claims in accordance with this paragraph, I will not receive the post-employment payments and benefits described in the Executive Employment Agreement and I will be obligated to return any such payments and benefits if already received.

4.                                       Non-Disparagement.  I promise and agree not to disparage Christopher & Banks (as defined in Section 1(e) above).  Likewise, Christopher & Banks’ Board of Directors and those management-level employees of Christopher & Banks who are aware of this Agreement promise and agree not to disparage you.

5.                                       Acknowledgment of Reading and Understanding.  By signing this Release of Claims, I acknowledge that I have read this Release of Claims, and understand that the release of claims is a full and final release of all claims I may have against Christopher & Banks and the other entities and individuals covered by the release.

By signing, I also acknowledge and agree that I have entered into this Release of Claims knowingly and voluntarily.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Lorna Nagler, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Release of Claims.

•                  I have read this Release of Claims carefully.

•                  I understand and agree to all of the terms of the Release of Claims.

•                  I am knowingly and voluntarily releasing my claims against Christopher & Banks to the extent expressly set forth in this Release of Claims.

•                  I have not, in signing this Release of Claims, relied upon any statements or explanations made by Christopher & Banks except as for those specifically set forth in this Release of Claims and the Executive Employment Agreement.

•                  I intend this Release of Claims to be legally binding.

•                  I am signing this Release of Claims on or after my last day of employment with Christopher & Banks.

Accepted this        day of                                ,         .

Lorna Nagler